Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2009 Second Quarter and Six Months; Reaffirms Fiscal 2009 Guidance

DALLAS (April 30, 2009)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2009 second quarter and six months ended March 31, 2009.

•	Fiscal 2009 second quarter net income was $129.0 million, or $1.41 per diluted share, compared with net income of $111.5 million, or $1.24 per diluted share in the prior-year quarter.

•

Consolidated results include noncash, unrealized mark-to-market net losses of $3.3 million, or $0.04 per diluted share for the second quarter of fiscal 2009, compared with net losses of $24.2 million, or $0.27 per diluted share for the prior-year quarter.

•	Net income for the second quarter of fiscal 2009 includes the positive impact of a one-time tax benefit of $11.3 million, or $0.12 per diluted share.

•

Regulated operations contributed $121.0 million of net income, or $1.32 per diluted share in the fiscal 2009 second quarter, compared with $100.9 million of net income, or $1.12 per diluted share in the same period last year.

•

Nonregulated operations contributed $8.0 million of net income in the fiscal 2009 second quarter, or $0.09 per diluted share, compared with $10.6 million of net income, or $0.12 per diluted share, in the prior-year quarter.

•	Atmos Energy still expects fiscal 2009 earnings to be in the previously announced range of $2.05 to $2.15 per diluted share.

For the six months ended March 31, 2009, net income was $205.0 million, or $2.24 per diluted share, compared with net income of $185.3 million, or $2.06 per diluted share for the same period last year. Net income for the current six months includes the positive impact of a one-time tax benefit of $11.3 million, or $0.12 per diluted share. For the current six-month period, regulated operations contributed $178.9 million of net income, or $1.96 per diluted share, and nonregulated operations contributed $26.1 million of net income, or $0.28 per diluted share. Nonregulated operations include noncash, unrealized mark-to-market net losses of $16.9 million, or $0.19 per diluted share for the six months ended March 31, 2009, compared with net losses of $5.3 million, or $0.06 per diluted share for the prior-year period.

“The rate and regulatory enhancements achieved in recent years have allowed our core regulated operations the ability to provide relatively stable and predictable results, in spite of declining volumes driven by the downturn in the economy,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. Also, the company’s credit and liquidity positions remain strong in the midst of this economic uncertainty. We are optimistic that Atmos Energy will continue to deliver our annual earnings growth goal of between 4 to 6 percent, on average.”

Results for the 2009 Second Quarter Ended March 31, 2009

Natural gas distribution gross profit increased $9.6 million to $367.1 million for the fiscal 2009 second quarter, compared with $357.5 million in the prior-year quarter, before intersegment eliminations. This increase reflects a net $21.9 million increase in rates, primarily in the company’s Mid-Tex, Louisiana and West Texas service areas and the reversal of a $7.0 million accrual for estimated unrecoverable gas costs recorded in a prior year. These increases were partially offset by an $8.9 million decrease in revenue-related taxes due to lower gas costs and a $13.5 million decrease as a result of lower residential and commercial consumption and warmer weather in the Colorado service area, which does not have weather-normalized rates.

Regulated transmission and storage gross profit increased $7.8 million to $59.2 million for the three months ended March 31, 2009, compared with $51.4 million for the three months ended March 31, 2008, before intersegment eliminations. This increase is due primarily to higher per-unit margins earned on through-system deliveries of $3.6 million, an increase in demand-based charges of $3.3 million, a $2.9 million gain associated with the routine sale of excess inventory and a $1.4 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP). These increases were partially offset by a $4.1 million decrease due to a reduction in transportation volumes to the company’s Mid-Tex Division, as a result of warmer weather and a 13 percent decrease in consolidated throughput, due primarily to a decline in Barnett Shale activity, industrial demand and electric generation demand.

Natural gas marketing gross profit increased $7.2 million to $23.5 million for the fiscal 2009 second quarter, compared with $16.3 million for the fiscal 2008 second quarter, before intersegment eliminations. This increase is due principally to a $40.0 million quarter-over-quarter increase in Atmos Energy Marketing’s (AEM) unrealized margins primarily as a result of lower volatility between current cash prices and forward natural gas prices experienced on its net physical position during the current quarter. This increase was partially offset by a $29.8 million decrease in margins realized from AEM’s storage and trading activities. As a result of falling current cash prices during the quarter, AEM elected to defer physical storage withdrawals into future periods and inject gas into storage. As a result, AEM realized lower storage withdrawal gains in the current quarter. In the prior-year quarter, AEM withdrew gas storage and recognized the associated gains. Finally, delivered gas margins decreased $3.0 million, primarily as a result of a 13 percent decrease in consolidated sales volumes.

Pipeline, storage and other gross profit increased $0.9 million to $10.6 million for the three months ended March 31, 2009, compared with $9.7 million for the same period last year, before intersegment eliminations. The increase was attributable primarily to larger realized gains from the settlement of financial positions associated with storage and trading activities and basis gains earned from utilizing leased pipeline capacity. These increases were essentially offset by lower margins earned in the current quarter under asset management plans and increased unrealized losses, due principally to a widening of the spreads between current cash prices and forward natural gas prices.

Results for the quarter ended March 31, 2009, were favorably impacted by a one-time tax benefit of $11.3 million. The benefit arose in the current quarter after the company updated the tax rates used to record its deferred taxes.

Results for the Six Months Ended March 31, 2009

Natural gas distribution gross profit increased $34.8 million to $665.5 million for the six months ended March 31, 2009, compared with $630.7 million in the prior-year period, before intersegment eliminations. This increase is due largely to a net $37.2 million increase in rates, primarily in the company’s Mid-Tex, Louisiana and West Texas service areas, the reversal of the aforementioned $7.0 million accrual for uncollectible gas costs and an $8.3 million increase due to a non-recurring update to the estimate for gas delivered to customers but not yet billed, resulting from base rate changes in several jurisdictions recorded in the first quarter of fiscal 2009. These increases were partially offset by a $9.2 million decrease in revenue-related taxes due to lower gas costs and a $14.8 million decrease as a result of a 4 percent reduction in residential and commercial consumption, partially due to warmer weather in the Colorado service area, which does not have weather-normalized rates.

Regulated transmission and storage gross profit increased $17.4 million to $113.9 million for the six months ended March 31, 2009, compared with $96.5 million for the same period last year, before intersegment eliminations. This increase is due primarily to higher per-unit margins earned on through-system deliveries of $7.6 million, a $6.4 million increase in demand-based charges, a $2.9 million gain associated with the routine sale of excess inventory and a $2.7 million increase in revenues resulting from filings under GRIP. These increases were partially offset by a $3.4 million decrease due to a reduction in transportation volumes to the company’s Mid-Tex Division, as a result of warmer weather and a 7 percent decrease in consolidated throughput, due principally to a decline in Barnett Shale activity, industrial demand and electric generation demand.

Natural gas marketing gross profit decreased $8.7 million to $53.6 million for the fiscal 2009 six-month period, compared with $62.3 million for the prior-year period, before intersegment eliminations. This decrease primarily reflects a $13.7 million period-over-period decrease in AEM’s unrealized margins, due principally to greater volatility between current cash prices and forward natural gas prices experienced on AEM’s net physical storage position in the current period. Additionally, delivered gas margins decreased $2.7 million primarily as a result of an 8 percent decrease in consolidated sales volumes. These decreases were partially offset by a $7.7 million increase in margins realized from AEM’s storage and trading activities primarily resulting from the recognition in the first quarter of fiscal 2009 of storage withdrawal gains that AEM had captured during fiscal 2008, as a result of deferring storage withdrawals and rolling the associated financial instruments to forward months.

Pipeline, storage and other gross profit increased $7.5 million to $23.2 million for the six months ended March 31, 2009, compared with $15.7 million for the same period last year, before intersegment eliminations. The increase was due principally to larger realized gains from the settlement of financial positions associated with storage and trading activities, basis gains earned from utilizing leased pipeline capacity and higher margins earned under asset management plans during the current-year period compared with the prior-year period. These increases were partially offset by increased unrealized losses, due primarily to the widening of the spreads between current cash prices and forward natural gas prices.

Consolidated operation and maintenance expense for the six months ended March 31, 2009, was $256.5 million, compared with $241.2 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current six-month period was $251.2 million, compared with $234.8 million for the prior-year period. The $16.4 million increase resulted from higher pipeline maintenance costs, legal costs and employee wages and benefits costs.

The provision for doubtful accounts was $5.3 million for the six months ended March 31, 2009, compared with $6.4 million for the same period last year. The $1.1 million decrease primarily reflects the impact of recent rate design changes, which allow for the recovery of the gas cost portion of uncollectible accounts and a decline in the average cost of gas.

Interest charges for the six months ended March 31, 2009, were $74.5 million, compared with $70.3 million for the six months ended March 31, 2008. The $4.2 million period-over-period increase reflects higher commercial paper rates, increased line of credit commitment fees and higher average short-term debt balances experienced primarily during the first quarter of fiscal 2009.

Results for the six months ended March 31, 2009, were favorably impacted by a one-time tax benefit of $11.3 million. The benefit arose after the company updated the tax rates used to record its deferred taxes in the second quarter.

The debt capitalization ratio at March 31, 2009, was 54.1 percent, compared with 54.6 percent at September 30, 2008, and 50.0 percent at March 31, 2008. The debt capitalization ratio at March 31, 2009, includes an incremental amount of $450 million of senior notes issued in March 2009. The net proceeds of approximately $446 million were used to redeem the company’s $400 million 4.00% senior notes on April 30, 2009, which were due October 15, 2009. Had these senior notes been repaid as of March 31, 2009, the debt capitalization ratio would have been 49.9 percent. No short-term debt was outstanding at March 31, 2009 (other than the $400 million 4% senior notes that were called on March 30, 2009 for redemption on April 30, 2009) and March 31, 2008, while short-term debt was $350.5 million at September 30, 2008.

For the six months ended March 31, 2009, Atmos Energy generated operating cash flow of $614.6 million from operating activities compared with $479.2 million for the six months ended March 31, 2008. Period over period, the $135.4 million increase was attributable primarily to the favorable impact on the company’s working capital of the decline in natural gas prices in the current year compared to the prior-year period which increased operating cash flow by $61.2 million, coupled with a $51.9 million increase due to the favorable timing in the recovery of gas costs during the current year.

Capital expenditures increased to $221.3 million for the six months ended March 31, 2009, compared with $198.7 million for the same period last year. The $22.6 million increase is due principally to spending for a nonregulated storage project and the construction of a pipeline extension in the company’s regulated operations.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to expect fiscal 2009 earnings to be in the range of $2.05 to $2.15 per diluted share, excluding any material mark-to-market impact. Major assumptions underlying the earnings projection remain materially unchanged. Capital expenditures for fiscal 2009 are expected to range from $500 million to $515 million.

However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2009, and changes in events or other circumstances that the company cannot currently anticipate or predict, including adverse credit market conditions, could result in earnings for fiscal 2009 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

Atmos Energy continues to have reasonably economical access to the commercial paper market and believes it has sufficient liquidity to support its operating and capital spending plans. Amounts available to the company under existing and new credit facilities coupled with operating cash flow should provide the necessary liquidity to fund the company’s common stock dividend, working capital needs and capital expenditures for fiscal 2009.

Conference Call to be Webcast May 1, 2009

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2009 second quarter and first six months on Friday, May 1, 2009, at 10 a.m. EDT. The telephone number is 800-218-0204. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy senior leadership who will participate in the conference call include: Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; Fred Meisenheimer, senior vice president, chief financial officer and controller; and Mark Johnson, senior vice president, nonregulated operations.

Highlights and Recent Developments

Atmos Energy Completes Successful Senior Note Offering

On March 26, 2009, Atmos Energy completed the public offering of $450 million of 8.50% senior notes due 2019. The company used most of the net proceeds of this offering of approximately $446 million to redeem the company’s $400 million 4.00% senior notes on April 30, 2009.

AEM Committed Revolving Credit Facility Increased

On April 1, 2009, Atmos Energy Marketing, LLC amended its existing $375 million committed revolving credit facility to increase the borrowing base to $450 million. The amended credit facility will expire on December 29, 2009.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in the company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2008. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

	Three Months Ended March 31		Percentage Change
Statements of Income	2009	2008
(000s except per share)

Gross Profit:
Natural gas distribution segment	$367,080	$357,524	3%
Regulated transmission and storage segment	59,234	51,440	15%
Natural gas marketing segment	23,544	16,332	44%
Pipeline, storage and other segment	10,616	9,684	10%
Intersegment eliminations	(423)	(586)	28%

Gross profit	460,051	434,394	6%

Operation and maintenance expense	121,740	120,053	1%
Depreciation and amortization	53,450	48,790	10%
Taxes, other than income	58,314	54,408	7%

Total operating expenses	233,504	223,251	5%

Operating income	226,547	211,143	7%

Miscellaneous income (expense)	(1,565)	1,467	(207)%
Interest charges	35,533	33,516	6%

Income before income taxes	189,449	179,094	6%
Income tax expense	60,446	67,560	(11)%

Net income	$129,003	$111,534	16%

Basic net income per share	$1.42	$1.25
Diluted net income per share	$1.41	$1.24

Cash dividends per share	$.330	$.325

Weighted average shares outstanding:
Basic	90,895	89,314
Diluted	91,567	89,990

	Three Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2009	2008

Natural gas distribution	$101,576	$85,656	19%
Regulated transmission and storage	19,465	15,224	28%
Natural gas marketing	3,348	5,279	(37)%
Pipeline, storage and other	4,614	5,375	(14)%

Consolidated net income	$129,003	$111,534	16%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Six Months Ended March 31		Percentage Change
Statements of Income	2009	2008
(000s except per share)

Gross Profit:
Natural gas distribution segment	$665,464	$630,724	6%
Regulated transmission and storage segment	113,916	96,486	18%
Natural gas marketing segment	53,567	62,295	(14)%
Pipeline, storage and other segment	23,161	15,682	48%
Intersegment eliminations	(845)	(1,155)	27%

Gross profit	855,263	804,032	6%

Operation and maintenance expense	256,495	241,242	6%
Depreciation and amortization	106,576	97,303	10%
Taxes, other than income	102,451	95,835	7%

Total operating expenses	465,522	434,380	7%

Operating income	389,741	369,652	5%

Miscellaneous income (expense)	(1,866)	1,374	(236)%
Interest charges	74,524	70,333	6%

Income before income taxes	313,351	300,693	4%
Income tax expense	108,385	115,356	(6)%

Net income	$204,966	$185,337	11%

Basic net income per share	$2.26	$2.08
Diluted net income per share	$2.24	$2.06

Cash dividends per share	$.66	$.65

Weighted average shares outstanding:
Basic	90,637	89,133
Diluted	91,311	89,817

	Six Months Ended March 31		Percentage Change
Summary Net Income by Segment (000s)	2009	2008

Natural gas distribution	$151,709	$125,820	21%
Regulated transmission and storage	27,126	25,071	8%
Natural gas marketing	13,923	25,879	(46)%
Pipeline, storage and other	12,208	8,567	43%

Consolidated net income	$204,966	$185,337	11%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31, 2009	September 30, 2008
(000s)

Net property, plant and equipment	$4,263,192	$4,136,859

Cash and cash equivalents	482,085	46,717
Accounts receivable, net	531,749	477,151
Gas stored underground	327,288	576,617
Other current assets	137,433	184,619

Total current assets	1,478,555	1,285,104

Goodwill and intangible assets	738,772	739,086
Deferred charges and other assets	205,242	225,650

	$6,685,761	$6,386,699

Shareholders’ equity	$2,178,494	$2,052,492
Long-term debt	2,169,141	2,119,792

Total capitalization	4,347,635	4,172,284

Accounts payable and accrued liabilities	472,078	395,388
Other current liabilities	413,764	460,372
Short-term debt	—	350,542
Current maturities of long-term debt	400,225	785

Total current liabilities	1,286,067	1,207,087

Deferred income taxes	466,868	441,302
Deferred credits and other liabilities	585,191	566,026

	$6,685,761	$6,386,699

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Six Months Ended March 31
Condensed Statements of Cash Flows	2009	2008
(000s)

Cash flows from operating activities

Net income	$204,966	$185,337
Depreciation and amortization	106,597	97,370
Deferred income taxes	97,892	72,277
Changes in assets and liabilities	191,533	117,355
Other	13,634	6,853

Net cash provided by operating activities	614,622	479,192

Cash flows from investing activities

Capital expenditures	(221,330)	(198,722)
Other, net	(3,925)	(3,132)

Net cash used in investing activities	(225,255)	(201,854)

Cash flows from financing activities

Net decrease in short-term debt	(353,468)	(150,582)
Net proceeds from issuance of long-term debt	446,188	—
Settlement of Treasury lock agreement	1,938	—
Repayment of long-term debt	(625)	(2,253)
Cash dividends paid	(60,446)	(58,431)
Issuance of common stock	12,414	12,839

Net cash provided by (used in) financing activities	46,001	(198,427)

Net increase in cash and cash equivalents	435,368	78,911
Cash and cash equivalents at beginning of period	46,717	60,725

Cash and cash equivalents at end of period	$482,085	$139,636

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2009	2008	2009	2008

Consolidated natural gas distribution throughput (MMcf as metered)	156,621	175,298	282,403	293,814
Consolidated regulated transmission and storage transportation volumes (MMcf)	123,285	141,108	259,143	277,308
Consolidated natural gas marketing sales volumes (MMcf)	104,973	120,023	198,281	216,229
Natural gas distribution meters in service	3,223,769	3,221,195	3,223,769	3,221,195
Natural gas distribution average cost of gas	$7.10	$8.59	$7.61	$8.26
Natural gas marketing net physical position (Bcf)	21.9	20.7	21.9	20.7

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